EXHIBIT 10.3.3

AMENDMENT NO. 7 TO LOAN AGREEMENT

This Amendment No. 7 (the “Amendment”) dated as of January 29, 2004, is between Bank of America, N.A. (the “Bank”) and The Wet Seal, Inc. (the “Borrower”).

RECITALS

A. The Bank and the Borrower entered into a certain Business Loan Agreement dated as of October 29, 1999 (together with any previous amendments, the “Agreement”).

B. The Bank and the Borrower desire to amend the Agreement.

AGREEMENT

1.  Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.  Amendments. The Agreement is hereby amended as follows:

2.1	A new Paragraph 4.1(c) is added to the Agreement, which reads in its entirety as follows:

“(c)	Amendment Fee. The Borrower agrees to pay an amendment fee in the amount of One Hundred Thousand Dollars ($100,000) for Amendment No. 7 to this Agreement. A partial payment of Twenty Five Thousand Dollars ($25,000) will be paid on the date of Amendment No. 7 to this Agreement. The Borrower agrees to pay a partial payment of Seventy Five Thousand Dollars ($75,000) on or before May 3, 2004, unless this Agreement is restructured in form and substance satisfactory to the Bank, on or before such date, in which case payment of the second partial payment will be waived.”

2.2	A new Paragraph 5.1(b) is added to the Agreement, which reads in its entirety as follows:

“(b)	Inventory.”

2.3	A new Paragraph 5.2 is added to the Agreement, which reads in its entirety as follows:

“5.2  Personal Property Supporting Guaranty. The obligations of the guarantors Wet Seal Catalog, Inc., The Wet Seal Retail, Inc. and WSCC Buying Group, Inc. to the Bank will be secured by personal property the guarantors now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the guarantors.

“(a)	Inventory.”

2.4	Paragraph 8.8 of the Agreement is amended to read in its entirety as follows:

“8.8  Collateral. All collateral required by this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.”

2.5	A new Paragraph 9.2(f) is added to the Agreement, which reads in its entirety as follows:

“(f)	Within 10 days after the end of each month which is not the end of a fiscal quarter of the Borrower, a Certificate in the form of Exhibit A to this Agreement, evidencing the Borrower’s compliance with Paragraph 9.27 of this Agreement, together with any additional supporting documents requested by the Bank.”

2.6	Paragraph 9.19 of the Agreement is amended to read in its entirety as follows:

“9.19  Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof. And, to maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.”

2.7	Paragraph 9.20(d) of the Agreement is amended to read in its entirety as follows:

“(d)	lease, sell, or otherwise dispose of all or a substantial part of the Borrower’s business, or in any event, lease, sell, or otherwise, dispose of any of the Borrower’s assets with a fair market value of more than Two Million Dollars ($2,000,000) outside of the ordinary course of business at any one time, provided that this clause (d) shall not prohibit the sale of merchandise at retail on a ‘discount’ or ‘sale’ basis in a manner consistent with industry practices or the liquidation or disposition of the Borrower’s Zutopia division.”

2.8	Paragraph 9.25 of the Agreement is amended to read in its entirety as follows:

“9.25  Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least the amounts indicated for each fiscal quarter specified below:

(a)	For the Borrower’s fourth fiscal quarter of 2003, One Hundred Sixty-Eight Million Five Hundred Thousand Dollars ($168,500,000):

(i)	minus the lesser of Six Million Nine Hundred Fifty-Five Thousand Dollars ($6,955,000) (Zutopia Maximum”) and the actual expense incurred by the Borrower during such fiscal quarter for the liquidation or disposition of the Borrower’s Zutopia division, calculated on a post-tax basis (“Zutopia Expense”);

(ii)	minus the lesser of One Million Seven Hundred Thousand Dollars ($1,700,000) (“Litigation Maximum”) and the actual expense incurred by the Borrower during such fiscal quarter in connection with litigation brought by former employed store managers alleging non-exempt status under California State labor laws, calculated on a post-tax basis (“Litigation Expense”);

(iii)	minus the lesser of Five Million Five Hundred and Seventy Thousand Dollars ($5,570,000) and actual expense incurred by the Borrower during such fiscal quarter for writedowns not included in Zutopia Expense, calculated on a post-tax basis;

(iv)	plus the net proceeds from stock options exercised during such fiscal quarter;

(v)	plus 90% of any equity issuance (net of related issuance costs); and

(b)	For the Borrower’s first fiscal quarter commencing in 2004, the amount of the Borrower’s actual Tangible Net Worth at the end of the immediately preceding fiscal quarter, less Ten Million Two Hundred Thousand Dollars ($10,200,000):

(i)	minus the lesser of (A) the difference, if any, between the Zutopia Maximum and the Zutopia Expense calculated in subparagraph (a)(i) above and (B) the Zutopia Expense incurred during such fiscal quarter;

(ii)	minus the lesser of (A) the difference, if any, between the Litigation Maximum and the Litigation Expense calculated in subparagraph (a)(ii) above and (B) the Litigation Expense incurred during such fiscal quarter;

(iii)	plus the net proceeds from stock options exercised during such fiscal quarter;

(iv)	plus 90% of any equity issuance (net of related issuance costs).

‘Tangible Net Worth’ means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

‘Subordinated Liabilities’ means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.”

2.9	Paragraph 11.7 of the Agreement is amended to read in its entirety as follows:

“11.7  Judgments. Any judgments or arbitration awards are entered against the Borrower (or any guarantor), or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Million Dollars ($2,000,000) or more in excess of insurance coverage; excluding, however, settlement of pending litigation brought by former employed store managers alleging non-exempt status under California State labor laws (“Litigation”), provided the Litigation is settled substantially as described to the Bank and in an aggregate amount not to exceed Three Million Dollars ($3,000,000).”

3.  Representations and Warranties. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement except those events, if any, that have been disclosed in writing to the Bank or waived in writing by the Bank, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound, and (d) this Amendment is within the Borrower’s powers, has been duly authorized, and does not conflict with any of the Borrower’s organizational papers.

4.  Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

(a) If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Amendment and any instrument or agreement required under this Amendment have been duly authorized.

(b) Partial payment in the amount of Twenty Five Thousand Dollars ($25,000) by the Borrower of an amendment fee in the total amount of One Hundred Thousand Dollars ($100,000.00). The remainder of such amendment fee shall be payable pursuant to Paragraph 4.1(c) of this Agreement.

(c) Signed, original security agreement and liens granted by Borrower or any guarantor and in favor of the Bank are valid, enforceable, and prior to all other’s right and interest, except those the Bank consents to in writing.

(d) Guaranties signed Wet Seal Catalog, Inc., The Wet Seal Retail, Inc. and WSCC Buying Group, Inc.

5.  Effect of Amendment. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

6.  Counterparts. This Amendment may be executed in counterparts, each of which when so executed shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

7.  FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS DOCUMENT REPRESENTS THE FINAL AGREEMENT BETWEEN PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, (B) THIS DOCUMENT SUPERSEDES ANY COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS RELATING TO THE SUBJECT MATTER HEREOF, UNLESS SUCH COMMITMENT LETTER, TERM SHEET OR OTHER WRITTEN OUTLINE OF TERMS AND CONDITIONS EXPRESSLY PROVIDES TO THE CONTRARY, (C) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (D) THIS DOCUMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

This Amendment is executed as of the date stated at the beginning of this Amendment.

Borrower:	Bank:

The Wet Seal, Inc.	Bank of America, N.A.

/s/ Peter D. Whifford	/s/ CYNTHIA K. GOODFELLOW

Peter D. Whifford, Chief Executive Officer	Cynthia K. Goodfellow, Vice President

/s/ Joe Deskop

Joe Deskop, Interim Chief Financial Officer

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